Exhibit 16

FREEDMAN & GOLDBERG

CERTIFIED PUBLIC ACCOUNTANTS

A PROFESSIONAL CORPORATION

ERIC W. FREEDMAN MICHAEL GOLDBERG JULIE A. CHEEK MICHAEL GOULD GLORIA K. MOORE BETTY J. POWELL	31150 NORTHWESTERN HIGHWAY, SUITE 200 FARMINGTON HILLS, MICHIGAN 48334 (248) 626-2400 FAX: (248) 626-4298	JUDITH A. COOPER KELLY BRADLEY SALLY LISCOMB JEANNIE PARK TERRY ORAHA

December 6, 2011

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N. E.
Washington, DC  20549

RE:	Augme Technologies, Inc.
Commission File Number 333-57818

We have received a copy of, and are in agreement with, the statements being made by Augme Technologies, Inc. in Item 4.01 of its Form 8-K dated December 6, 2011 and captioned “Changes in Registrant’s Certifying Accountant.”  We agree with all statements pertaining to us.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s/ FREEDMAN & GOLDBERG, CPA’S, P.C.

Farmington Hills, MI
December 6, 2011